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Exhibit 10.76

ROYALTY BUY-OUT AGREEMENT

    This Royalty Buy-Out Agreement (this "Agreement") is entered into as of this 30th day of May, 2000, by and between Staar Surgical Company (hereinafter "Staar") and Bausch & Lomb Surgical, Inc. (hereinafter "B&L Surgical"), collectively referred to herein as the "Parties."

RECITALS

    WHEREAS Staar and Chiron Ophthalmics, Inc., (predecessor to B&L Surgical) are parties to a License Agreement made effective March 9, 1990 (hereinafter the "License Agreement"), a copy of which is attached hereto as Exhibit A and incorporated herein by this reference;

    WHEREAS, the License Agreement provides, among other things, for the payment of certain royalties by B&L Surgical, as successor to Chiron Ophthalmics, Inc., to Staar;

    WHEREAS, Staar and Chiron Vision Corporation ("CVC"), predecessor to B&L Surgical, are parties to a Term Sheet made effective February 6, 1998, a copy of which is attached hereto as Exhibit B and incorporated herein by this reference, which provides B&L Surgical, as successor to CVC, with a prepaid royalty credit, the balance of which is One Hundred Thousand Dollars ($100,000.00) as of the date hereof (the "Royalty Credit");

    WHEREAS, a dispute has arisen between Staar and B&L Surgical (hereinafter, the "Dispute") concerning the amount of royalties due and owing Staar pursuant to the License Agreement;

    WHEREAS, on or about December 2, 1999, Staar filed a lawsuit styled Staar Surgical Company v. Bausch & Lomb Surgical, in Los Angeles County Superior Court (Case No. BC 221000) (hereinafter, the "Action");

    WHEREAS, the Parties desire to resolve their Dispute concerning the amount of royalties owed to Staar and for B&L Surgical to buy out any past, present and future royalties that may become owed to Staar;

    Now, therefore, for valuable consideration, the receipt of which is hereby acknowledged, Staar and B&L Surgical agree as follows:

    1.  Royalty Buy-Out.  B&L Surgical shall buy out all past, present and future royalties owed to Staar under the License Agreement for the sum of One Million Two Hundred Fifty Thousand Dollars ($1,250,000.00) (the "Royalty Buy-Out Amount"). Payment of the Royalty Buy-Out in the form of a corporate check shall be delivered to Staar's attorney, Frank Frisenda Jr., Esq., 11755 Wilshire Boulevard, 10th Floor, Los Angeles, CA 90025, within ten (10) days from the date that this Agreement is executed by Staar, and a copy is delivered to and received by Mark M. Tomaino, Bausch & Lomb Surgical, 555 W. Arrow Highway, Claremont, CA 91711. By payment of the Royalty Buy-Out Amount, B&L Surgical shall have a fully paid-up and irrevocable license, to the Licensed Technology Rights, and to sell Licensed Products, pursuant to the License Agreement, and B&L Surgical shall be fully and forever discharged and relieved of any and all obligations under the License Agreement for past, present and future payments of royalties to Staar. Therefore, Staar expressly waives any right to terminate the License Agreement.

    2.  No Further Accounting Obligations.  As a result of this Agreement, B&L Surgical shall have no further obligations to Staar under Section 4 of the License Agreement, including but not limited obligations to keep records or make reports, and Staar fully and forever discharges and relieves B&L Surgical from any such obligations.

    3.  Other Terms and Provisions of License Agreement.  All other terms and provisions of the License Agreement, except those expressly discharged herein, shall remain in full force and effect.

    4.  Dismissal With Prejudice.  Within five (5) days of receipt by Staar of the payment described in paragraph 1 of this Agreement, Staar shall cause its counsel to file with the court a Dismissal with Prejudice of the Action in its entirety.

    5.  Release of Claims.  Staar expressly agrees fully, completely and forever to release and discharge all claims which were, and which could have been, asserted against B&L Surgical in the Action. Subject to Section 6 hereof, B&L Surgical expressly agrees fully, completely and forever to release and discharge Staar of any claims which could have been asserted against Staar under the License Agreement prior to the date hereof, including claims related to the Royalty Credit. Staar and B&L Surgical have had the benefit of counsel, have been advised of, understand, and knowingly and specifically waive their respective rights under California Civil Code Section 1542 which provides as follows:

    A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

    6.  Indemnity.

      a.  Staar agrees to defend, indemnify and hold harmless B&L Surgical and its affiliates from and against any and all causes of action, demands, liabilities, costs, damages or expenses arising as a result of or in connection with any allegation by Canon-Staar Co., Inc. ("Canon-Staar") or its affiliates that B&L Surgical or its affiliates infringe any of the Japanese patents and patent applications listed on Exhibit A attached to the Term Sheet effective as of February 6, 1998 between CVC and Cannon-Staar, a copy of which is incorporated herein by reference, attached hereto as Exhibit C.

      b.  B&L Surgical shall offer Staar reasonable cooperation in the defense of any and all claims and causes of action arising as a result or in connection with any allegation by Canon-Staar or its affiliates that B&L Surgical or its affiliates infringe any of the foregoing Japanese patents; provided that B&L Surgical shall not be required to incur any out-of-pocket costs. Staar shall at all times have full and final control of B&L Surgical's defense including the right to unilaterally make all decisions regarding such defense and any settlement of such claims and causes of action; provided that in no event shall Staar agree to any settlement that does not provide B&L Surgical with a royalty-free and/or paid-up license to practice under the foregoing Japanese patents. B&L Surgical hereby agrees to provide advance notice to Staar of any significant action it intends to take with respect to any allegations by Canon-Staar or its affiliates and B&L Surgical shall not take any such action without Staar's consent, which shall not be unreasonably withheld. B&L Surgical agrees to give prompt notice to Staar of any settlement offer made by Canon-Staar with respect to such allegations and agrees not to make any settlement offer without first receiving Staar's approval of the offer, which shall not be unreasonably withheld.

    7.  Compromise and Denial of Liability.  This Agreement is the result of a compromise among the Parties and shall never at any time or for any purpose be considered as an admission of liability and/or responsibility on the part of any party herein released, nor shall the payment of any sum of money in consideration for the execution of this Agreement constitute or be construed as an admission of any liability whatsoever by any party herein released, each of which continues to deny such liability and disclaim such responsibility.

    8.  Authority.  Each person and entity executing this Agreement does hereby personally represent that he/she has the authority to execute this Agreement on behalf of, and fully bind, such purported principal and further warrants and represents that is has not assigned, transferred or pledged any of the claims being released hereunder and that it is the sole owner of all such claims and has full power and authority to enter into this Agreement.

    9.  Governing Law.  This Agreement shall in all respects be interpreted, enforced and governed by and under the laws of the State of California.

    10.  Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective predecessors, successors, assigns, partners, partnerships, joint ventures, parents, subsidiaries, affiliated and related entities, officers, directors, principals, agents, servants, employees, representatives and all persons, firms, associations, and/or corporations connected with them.

    11.  Counterparts.  This Agreement may be executed in counterparts, and all such counterparts shall constitute one Agreement, which shall be binding upon all Parties hereto, notwithstanding that the signatures of the Parties' designated representatives do not appear on the same page.

    12.  Additional Documents.  The Parties agree to cooperate fully and execute any and all supplementary documents and to take all additional actions which may be necessary or appropriate to give full force and effect to the basic terms and intent of this Agreement.

    13.  Press Release.  Neither Party hereto shall issue any press release concerning the subject matter of this Agreement without the prior written consent of the other, which consent shall not be unreasonably withheld.

    14.  Entire Agreement.  This Agreement, including all exhibits attached hereto, constitutes the entire understanding between and among the Parties with regard to the matters herein set forth. There are no representations, warranties, arrangements, or undertakings, oral or written, between or among the Parties relating to the subject matter of this Agreement which are not fully expressed.

DATED: May 30, 2000	STAAR SURGICAL COMPANY
	By:	/s/ WILLIAM C. HUDDLESTON
	Title:	President and CEO
DATED: May 31, 2000	BAUSCH & LOMB SURGICAL, INC.
	By:	/s/ ILLEGIBLE
	Title:	President

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ROYALTY BUY-OUT AGREEMENT
RECITALS